SEC JURISDICTIONAL DOCUMENTS

REPRESENTATIONS OF ALTA CAPITAL MANAGEMENT, LLC (“ALTA”)

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GUARDCAP ASSET MANAGEMENT LIMITED (“GUARDCAP”)

RECITALS

A.	Alta Capital Management, LLC, a Utah-based investment management firm, is a registered investment adviser with the Securities and Exchange Commission (“SEC”), with a registered address of 6440 South Wasatch Boulevard, Suite 260, Salt Lake City, Utah, 84121.

B.	GuardCap, an affiliate of Alta, is a registered investment adviser in the United Kingdom with a registered address of 6th Floor, 11 Charles II Street, St. James’s, London, UK SW1Y 4NS.

C.	GuardCap intends to share personnel with, and provide certain services to, Alta, as a participating affiliate, in connection with certain Alta U.S. clients.

D.	Further to the March 2017 information update from the Division of Investment Management of the Securities and Exchange Commission (“SEC”) for investment advisers relying on the Unibanco no-action letters, the parties make the following representations and undertakings:

REPRESENTATION OF ALTA

1.	Alta represents that GuardCap is an associated person of Alta within the meaning of Section 202(a)(17) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

REPRESENTATIONS OF GUARDCAP

GuardCap represents that:

2.	GuardCap is an associated person of Alta within the meaning of Section 202(a)(17) of the Advisers Act.

3.	GuardCap is under the jurisdiction of U.S. courts for actions arising, directly or indirectly, under U.S. securities laws or the securities laws of any state in connection with any of the following for U.S. clients of Alta: (1) investment advisory activities; (2) related securities activities arising out of or relating to any investment advisory services provided by GuardCap through Alta; and (3) any related transactions.

4.	Attached as Schedule “A” is a letter documenting GuardCap’s designation and appointment of Alta as GuardCap’s U.S. agent for service of process. All process, pleadings or other papers in connection with the following may be served upon Alta:

i.	Any investigation or administrative proceeding conducted by the SEC; and

ii.	Any civil suit or action brought against Alta or GuardCap or in which GuardCap has been joined as defendant or respondent,

in any appropriate court in any place subject to the jurisdiction of any state or of the U.S. or any of its territories or possessions or the District of Columbia in connection with the activities and transactions enumerated in this paragraph.

5.	Any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and service of an administrative subpoena shall be effective service upon, Alta, and such service shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service has been made.

6.	GuardCap (i) will appoint a successor agent if GuardCap or any person discharges Alta or Alta is unwilling or unable to accept service on behalf of GuardCap at any time until six years have elapsed from the date of the last investment advisory activity; and (ii) undertakes to advise the SEC promptly of any change to Alta’s name or address during the applicable period.

7.	GuardCap will promptly, upon receipt of an administrative subpoena, demand or request for voluntary cooperation made during a routine or special inspection or otherwise, provide to the SEC or SEC staff any and all of the books and records required to be maintained in accordance with SEC staff guidance, and make available for testimony before, or other questioning by, the SEC or SEC staff the GuardCap employees (other than clerical or ministerial personnel) involved in the investment advisory activities or related securities transactions, at such place as the SEC may designate in the U.S. or, at the SEC’s option, in the country where the records are kept or such personnel reside.

8.	GuardCap will produce, pursuant to an administrative subpoena or a request for voluntary cooperation, any documents in accordance with SEC staff guidance.

DATED as of the 18th day of March, 2019.

ALTA CAPITAL MANAGEMENT, LLC		GUARDCAP ASSET MANAGEMENT LIMITED
By:	/s/ Michael Tempest	By:	/s/ Steve Bates
Name:	Michael Tempest	Name:	Steve Bates
Title:	Managing Principal and Chief Investment Officer	Title:	Chief Investment Officer

		By:	/s/ Arieta Koshutova
		Name:	Arieta Koshutova
		Title:	Chief Operating Officer

SCHEDULE “A”

[See attached]